090501

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20140804266-53
	Filing Date and Time 12/11/2014 4:10 PM
	Entity Number E0479522011-6

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

Valmie Resources, Inc.

2. The articles are: (mark only one box) ☐ Restated ☒ Amended and Restated

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ________
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☒ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☐ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: ________ Time: ________
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Restated Articles
Revised: 8-31-11

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

(Pursuant to Section 78.385 of the

Nevada Revised Statutes)

VALMIE RESOURCES, INC., a corporation organized and existing under, and by virtue of, the Nevada Revised Statutes (the “NRS”), does hereby certify:

FIRST:	The prior Articles of Incorporation of the Corporation were filed with the Office of the Secretary of State of the State of Nevada (the “Secretary of State”) on August 25, 2011.

SECOND:	These Amended and Restated Articles of Incorporation, which restate, integrate and amend the Articles of Incorporation of the Corporation, were duly adopted in accordance with Section 78.384 of the NRS. By majority vote on December 10, 2014 the Corporation’s shareholders approved the filing of these Amended and Restated Articles of Incorporation.

THIRD:	These Amended and Restated Articles of Incorporation shall become effective on December 11, 2014.

FOURTH:	The Articles of Incorporation of the Corporation, as amended, are hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is “Valmie Resources, Inc.” (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Nevada is 311 South Division Street, Carson City, Nevada 89703, and the name of its registered agent in this state at such address is National Registered Agents, Inc. of Nevada.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any and all lawful business and activities for which corporations may be organized under the NRS.

ARTICLE IV

CAPITALIZATION

Section 4.1	Authorized Capital.

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 760,000,000 shares; consisting of, and divided into:

a.	One class of 10,000,000 shares of “blank check” Preferred Stock, $0.001 par value per share, which may be divided into and issued in Series, as hereinafter provided; and

b.	One class of 750,000,000 shares of Common Stock, $0.001 par value per share.

Section 4.2	Preferred Stock.

a.	The Preferred Stock may be issued from time to time in one or more Series. Authority is hereby expressly granted to and vested in the Board of Directors to authorize from time to time the issuance of Preferred Stock in one or more Series and to fix from time to time the number of shares to be included in any Series and the designations, powers, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, of all shares of such Series, all of which shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a “Preferred Stock Designation”).

b.	Subject to the rights of the holders of any Series of Preferred Stock pursuant to the terms of any Preferred Stock Designation, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors.

Section 4.3	Common Stock.

a.	The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of holders of shares of Common Stock of the Corporation and shall be entitled to one vote for each share of Common Stock held.

b.	Subject to the prior rights and preferences (if any) applicable to shares of Preferred Stock of any series, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.

c.	In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the preferential or other rights (if any) of the holders of shares of the Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them. For purposes of this paragraph (c), a liquidation, dissolution or winding-up of the Corporation shall not be deemed to be occasioned by or to include (i) any consolidation or merger of the Corporation with or into another corporation or other entity or (ii) a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

ARTICLE V

DIRECTORS

Section 5.1	Number and Term.

The number of directors of the Corporation shall from time to time be fixed exclusively by the bylaws of the Corporation, as the same may be amended from time to time (the “Bylaws”).

Section 5.2	Limitation of Personal Liability.

To the fullest extent now or hereafter permitted by the NRS, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Section 5.2 shall apply to or have any effect on the liability of any director for or with respect to acts or omissions occurring prior to such amendment or repeal.

ARTICLE VI

SHAREHOLDERS

Section 6.1	Amendment of Bylaws

The board of directors has the power to make, repeal, amend and alter the Bylaws, to the extent provided in the Bylaws. However, the paramount power to repeal, amend and alter the Bylaws, or to adopt new bylaws, is vested in the shareholders. This power may be exercised by a vote of a majority of shareholders present at any annual or special meeting of the shareholders. Moreover, the directors have no power to suspend, repeal, amend or otherwise alter any bylaw or portion of any bylaw so enacted by the shareholders, unless the shareholders, in enacting any bylaw or portion of any bylaw, otherwise provide.

Section 6.2	Personal Liability of Shareholders

The private property of the shareholders of this Corporation is not subject to the payment of corporate debts, except to the extent of any unpaid balance of subscription for shares.

Section 6.3	Denial of Preemptive Rights

No holder of any shares of the Corporation of any class now or in the future authorized shall have any preemptive right as such holder (other than such right, if any, as the board of directors in its discretion may determine) to purchase or subscribe for any additional issues of shares of the Corporation of any class now or in the future authorized, nor any shares of the Corporation purchased and held as treasury shares, or any part paid receipts or allotment certificates in respect of any such shares, or any securities convertible into or exchangeable for any such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such shares, whether such shares, receipts, certificates, securities, warrants or other instruments be unissued, or issued and subsequently acquired by the Corporation; and any such shares, receipts, certificates, securities, warrants or other instruments, in the discretion of the board of directors, may be offered from time to time to any holder or holders of shares of any class or classes to the exclusion of all other holders of shares of the same or any other class at the time outstanding.

Section 6.4	Voting Rights

Except as otherwise expressly provided under the NRS or these Articles of Incorporation, the holders of Common Stock shall possess exclusive voting power for the election of directors and for all other purposes. Every holder of record of Common Stock entitled to vote shall be entitled to one vote for each share held.

Section 6.5	Actions By Written Consent

Whenever the vote of shareholders at a meeting of shareholders is required or permitted to be taken for or in connection with any corporate action by any provision of the NRS, or of these Articles of Incorporation or of the Bylaws, the meeting and vote of shareholders may be dispensed with if the proposed corporate action is taken with the written consent of the holders of stock having a majority of the total number of votes which might have been cast for or in connection with that action if a meeting were held; provided that in no case shall the written consent be by the holders of stock having less than the minimum percentage of the vote required by statute for that action, and provided that prompt notice is given to all shareholders of the taking of a corporate action without a meeting and by less than unanimous written consent.

ARTICLE VII

AMENDMENTS

The Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation, as amended, to the extent and in the manner now or in the future permitted or prescribed by statute, and all rights conferred in these Articles of Incorporation upon shareholders are granted subject to that reservation.

ARTICLE VIII

REGULATION OF BUSINESS AND AFFAIRS OR CORPORATION

Section 7.1	Powers of the Board of Directors

a.	In furtherance and not in limitation of the powers conferred upon the board of directors by statute, the board of directors is expressly authorized, without any vote or other action by shareholders other than such as at the time shall be expressly required by statute or by the provisions of these Articles of Incorporation, as amended, or of the Bylaws, to exercise all of the powers, rights and privileges of the Corporation (whether expressed or implied in these Articles of Incorporation or conferred by statute) and to do all acts and things which may be done by the Corporation, including, without limiting the generality of the above, the right to:

i.	Pursuant to a provision of the Bylaws, by resolution adopted by a majority of the actual number of directors elected and qualified, to designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in that resolution or in the Bylaws, shall have and exercise all the authority of the board of directors except as otherwise provided by law;

ii.	To make, alter, amend or repeal the Bylaws;

iii.	To authorize the issuance from time to time of all or any shares of the Corporation, now or in the future authorized, part paid receipts or allotment certificates in respect of any such shares, and any securities convertible into or exchangeable for any such shares (regardless of whether those shares, receipts, certificates or securities be unissued or issued and subsequently acquired by the Corporation), in each case to such corporations, associations, partnerships, firms, individuals or others (without offering those shares or any part of them to the holders of any shares of the Corporation of any class now or in the future authorized), and for such consideration (regardless of whether more or less than the par value of the shares), and on such terms as the board of directors from time to time in its discretion lawfully may determine;

iv.	From time to time to create and issue rights or options to subscribe for, purchase or otherwise acquire any shares of stock of the Corporation of any class now or in the future authorized or any bonds or other obligations or securities of the Corporation (without offering the same or any part of them to the holders of any shares of the Corporation of any class now or in the future authorized);

v.	In furtherance and not in limitation of the provisions of the above subdivisions (iii) and (iv), from time to time to establish and amend plans for the distribution among or sale to any one or more of the officers or employees of the Corporation, or any subsidiary of the Corporation, of any shares of stock or other securities of the Corporation of any class, or for the grant to any of such officers or employees of rights or options to subscribe for, purchase or otherwise acquire any such shares or other securities, without in any case offering those shares or any part of them to the holders of any shares of the Corporation of any class now or in the future authorized; such distribution, sale or grant may be in addition to or partly in lieu of the compensation of any such officer or employee and may be made inconsideration for or in recognition of services rendered by the officer or employee, or to provide him/her with an incentive to serve or to agree to serve the Corporation or any subsidiary of the Corporation, or otherwise as the board of directors may determine; and

vi.	To sell, lease, exchange, mortgage, pledge, or otherwise dispose of or encumber all or any part of the assets of the Corporation unless and except to the extent otherwise expressly required by statute.

b.	The board of directors, in its discretion, may from time to time:

i.	Declare and pay dividends upon the authorized shares of stock of the Corporation out of any assets of the Corporation available for dividends, but dividends may be declared and paid upon shares issued as partly paid only upon the basis of the percentage of the consideration actually paid on those shares at the time of the declaration and payment;

ii.	Use and apply any of its assets available for dividends, subject to the provisions of these Articles of Incorporation, in purchasing or acquiring any of the shares of stock of the Corporation; and

iii.	Set apart out of its assets available for dividends such sum or sums as the board of directors may deem proper, as a reserve or reserves to meet contingencies, or for equalizing dividends, or for maintaining or increasing the property or business of the Corporation, or for any other purpose it may deem conducive to the best interests of the Corporation. The board of directors in its discretion at any time may increase, diminish or abolish any such reserve in the manner in which it was created.

Section 7.2	Indemnification

a.	The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he/she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was unlawful.

b.	The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he/she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him/her in connection with the defense or settlement of such action, suit or proceeding if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Corporation, and, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his/her duty to the Corporation unless and only to the extent that the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.

c.	To the extent that any person referred to in paragraphs (a) and (b) of this Article has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he/she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him/her in connection therewith.

d.	Any indemnification under paragraphs (a) and (b) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he/she has met the applicable standard of conduct set forth in paragraphs (a) and (b) of this Article. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.

e.	Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he/she is entitled to be indemnified by the Corporation as provided in this Article.

f.	The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

g.	The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him/her and incurred by him/her in any such capacity, or arising out of his/her status as such, whether or not the Corporation would have the power to indemnify him/her against such liability under the provisions of this Article 7.

h.	For the purposes of this Article, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he/she would if he/she had served the resulting or surviving corporation in the same capacity.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed for and on behalf and in the name of the Corporation by its duly authorized officer on December 10, 2014.

VALMIE RESOURCES, INC.

By:	/s/ Gerald B. Hammack
Name:	Gerald B. Hammack
Title:	President